Exhibit 99.1

 PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FOURTH QUARTER RESULTS
•Net income of $1.94 per diluted share
•Adjusted operating income* of $1.19 per diluted share
•Full-year net income of $6.31 per diluted share
•Full-year adjusted operating income* of $7.54 per diluted share
•ROE 3.4% and adjusted operating ROE* 5.7% for the full year
•Global estimated COVID-19 claim costs of approximately $300 million for the fourth quarter, $720 million for the full year

ST. LOUIS, February 8, 2021 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported fourth quarter net income of $132 million, or $1.94 per diluted share, compared with $235 million, or $3.68 per diluted share, in the prior-year quarter. Adjusted operating income* totaled $81 million, or $1.19 per diluted share, compared with $219 million, or $3.43 per diluted share, the year before. Net foreign currency fluctuations had a favorable effect of $0.06 per diluted share on net income and $0.04 per diluted share on adjusted operating income as compared with the prior year.

	Quarterly Results		Year-to-Date Results
($ in millions, except per share data)	2020	2019	2020	2019
Net premiums	$3,260	$2,986	$11,694	$11,297
Net income	132	235	415	870
Net income per diluted share	1.94	3.68	6.31	13.62
Adjusted operating income*	81	219	496	853
Adjusted operating income per diluted share*	1.19	3.43	7.54	13.35
Book value per share	211.19	185.17
Book value per share, excluding accumulated other comprehensive income (AOCI)*	132.33	135.10
Total assets	84,656	76,731

*	See ‘Use of Non-GAAP Financial Measures’ below

Full-year net income totaled $415 million, or $6.31 per diluted share, compared with $870 million, or $13.62 per diluted share in 2019. Adjusted operating income for the full year totaled $496 million, or $7.54 per diluted share, compared with $853 million, or $13.35 per diluted share the year before. Net foreign currency fluctuations had a favorable effect of $0.11 per diluted share on net income and $0.06 per diluted share on adjusted operating income for the full year. Net premiums totaled $11.7 billion, increasing 4% in 2020. Full-year premiums reflected adverse foreign currency effects of $32 million.

In the fourth quarter, consolidated net premiums totaled $3.3 billion, an increase of 9% over last year’s fourth quarter, with a favorable net foreign currency effect of $35 million. Compared with the year-ago
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period, excluding spread-based businesses and the value of associated derivatives, fourth quarter investment income increased 2% over the prior year, reflecting an 11% higher average asset balance and the effects of lower new money rates. Average investment yield decreased to 4.20% in the fourth quarter from 4.55% in the prior year, primarily due to an increase in cash and cash equivalents.

The effective tax rate for the fourth quarter and the full year was 21.6% and 24.9%, respectively, on pre-tax income. The effective tax rate on adjusted operating income was 18.3% and 20.9% for the fourth quarter and full year, respectively. The rate was below expectations as a result of utilizing foreign tax credits and tax benefits associated with differences in bases in foreign jurisdictions.

Anna Manning, President and Chief Executive Officer, commented, “Results benefited from our diversified global platform with a number of our segments performing very well this quarter; our overall premium growth was a solid 9%, and we were successful in closing a number of in-force transactions. Our balance sheet remains strong, and we ended the quarter with excess capital of approximately $1.3 billion.

“Our fourth quarter and full-year results were negatively impacted by a significant level of COVID-19 mortality claim costs, resulting in earnings that were lower than would have been expected in a normal quarter and year. While we expect our results to continue to be affected by COVID-19 in the short term, the RGA franchise has shown resilience and produced very good results in many respects. We believe that our strong financial condition and global business platform position us to both successfully manage through the immediate challenges and create substantial long-term value.

“I am proud of how our organization has performed in this challenging environment. Our employees have demonstrated perseverance, dedication and flexibility, and have kept our operations running smoothly. Because of this, RGA has continued to deliver on our promises and supported our clients and their customers around the globe.”

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported a pre-tax loss of $92 million in the fourth quarter, compared with pre-tax income of $85 million in the fourth quarter of 2019. Pre-tax adjusted operating loss totaled $89 million in the fourth quarter, compared with pre-tax adjusted operating income of $83 million the year before. Results reflected the negative impact from individual mortality estimated COVID-19-related claim costs of approximately $230 million. The Group and Individual Health businesses performed well, attributable to favorable claims experience. For the full year, pre-tax losses totaled $298 million, compared with pre-tax income of $265 million, and pre-tax adjusted operating losses totaled $287 million, compared with pre-tax adjusted operating income of $283 million a year ago. Results reflected the negative impact from individual mortality estimated COVID-19-related claim costs of approximately $545 million.

Traditional net premiums totaled $1,591 million, a 2% increase from last year’s fourth quarter. Full-year net premiums totaled $5,838 million, an increase of 2% from 2019.

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Financial Solutions

The Asset-Intensive business reported fourth quarter pre-tax income of $96 million, compared with $78 million last year. Fourth quarter pre-tax adjusted operating income totaled $70 million, compared with $65 million a year ago. The current-year period results reflected higher-than-expected variable investment income and favorable equity markets. Full-year pre-tax income totaled $201 million, compared with $315 million in 2019. Pre-tax adjusted operating income for the full year totaled $253 million, compared with $259 million in the prior year.

The Capital Solutions business reported fourth quarter pre-tax income and pre-tax adjusted operating income of $23 million, compared with $26 million in the prior year. For the full year, pre-tax income and pre-tax adjusted operating income totaled $94 million, compared with $83 million a year ago, reflecting the addition of new business.

Canada

Traditional

The Canada Traditional segment reported pre-tax income of $37 million in the fourth quarter, compared with $28 million the year before. Pre-tax adjusted operating income totaled $35 million in the fourth quarter, compared with $27 million a year ago. The current period reflected modestly unfavorable individual claims experience, primarily due to the impact from COVID-19, offset by favorable underwriting experience in the other lines of business. Foreign currency exchange rates had a favorable effect of $1 million on pre-tax income and pre-tax adjusted operating income. Pre-tax income for the full year totaled $134 million, compared with $168 million in the year before, and pre-tax adjusted operating income for the full year totaled $140 million, compared with $161 million in the year before, as COVID-19 had a modest impact on 2020 results. Foreign currency exchange rates had an immaterial effect on pre-tax income and pre-tax adjusted operating income for the full year.

Reported net premiums totaled $284 million for the quarter, a 3% increase from the year-ago period. Foreign currency exchange rates favorably affected net premiums by $4 million. For the full year, net premiums decreased 1%, totaling $1,052 million. Net foreign currency fluctuations had an adverse effect of $10 million on net premiums for the full year.

Financial Solutions

The Canada Financial Solutions business segment, which consists of longevity and fee-based transactions, reported fourth quarter pre-tax income and pre-tax adjusted operating income of $8 million, compared with $7 million from a year ago, reflecting favorable longevity experience. Net foreign currency fluctuations had an immaterial effect on pre-tax income and pre-tax adjusted operating income. For the full year, pre-tax income and pre-tax adjusted operating income totaled $21 million, compared with $15 million in 2019, reflecting favorable longevity experience and increased fees from new business. Net foreign currency fluctuations had an immaterial effect on pre-tax income and pre-tax adjusted operating income.

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Europe, Middle East and Africa (EMEA)

Traditional

The EMEA Traditional segment reported a pre-tax loss and pre-tax adjusted operating loss of $13 million in the fourth quarter, compared with pre-tax income and pre-tax adjusted operating income of $23 million the year before. Results reflected unfavorable underwriting experience, which is partially related to estimated COVID-19 claim costs. Net foreign currency fluctuations had a favorable effect of $2 million on pre-tax loss and pre-tax adjusted operating loss. Full-year pre-tax income and pre-tax adjusted operating income totaled $27 million, compared with $80 million in the prior year, attributable to the impact of COVID-19. For the year, foreign currency fluctuations favorably affected pre-tax income and pre-tax adjusted operating income by $3 million.

Reported net premiums totaled $442 million for the quarter, increasing 20% from the prior-year period, reflecting growth of new and existing business. Foreign currency exchange rates favorably affected net premiums by $8 million. For the full year, net premiums totaled $1,555 million, with adverse foreign currency fluctuations of $19 million.

Financial Solutions

The EMEA Financial Solutions business segment, which consists of longevity, asset-intensive and fee-based transactions, reported fourth quarter pre-tax income of $38 million, compared with $72 million in the year-ago period. Pre-tax adjusted operating income totaled $41 million, compared with $73 million in the year-ago period. The current-quarter results reflected modestly unfavorable longevity experience. Net foreign currency fluctuations had a favorable effect of $1 million on pre-tax income and pre-tax adjusted operating income. For the full year, pre-tax income totaled $258 million, compared with $223 million in the year before, and pre-tax adjusted operating income totaled $242 million, compared with $216 million in the year before, reflecting favorable longevity experience. Net foreign currency fluctuations had a favorable effect of $2 million on pre-tax income and pre-tax adjusted operating income for the year.

Asia Pacific

Traditional

The Asia Pacific Traditional segment’s fourth quarter pre-tax income and pre-tax adjusted operating income totaled $25 million, compared with $12 million in the prior-year period. The current-period results reflected favorable underwriting experience in Asia, partially offset by a loss comparable to the prior-year quarter in Australia. Net foreign currency fluctuations had an adverse effect of $1 million on pre-tax income and pre-tax adjusted operating income. For the full year, pre-tax income and pre-tax adjusted operating income totaled $174 million, compared with $105 million in 2019, reflecting favorable underwriting experience in Asia and improved results in Australia. Net foreign currency fluctuations had a favorable effect of $1 million on pre-tax income and pre-tax adjusted operating income for the full year.

Reported net premiums totaled $785 million for the quarter, a 19% increase over the prior-year period, reflecting growth of new and existing business. Foreign currency exchange rates had a favorable effect of $20 million on net premiums. For the full year, reported net premiums totaled $2,681 million, a 4%

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increase over the prior-year period. Foreign currency exchange rates had an adverse effect of $2 million on net premiums for the full year.

Financial Solutions

The Asia Pacific Financial Solutions business segment, which consists of asset-intensive and fee-based transactions, reported fourth quarter pre-tax income of $48 million, compared with $13 million in the prior-year period. Pre-tax adjusted operating income totaled $23 million, compared with $8 million the year before, attributable to growth and favorable experience on existing business in Asia. Net foreign currency fluctuations had a favorable effect of $2 million on pre-tax income and $1 million on pre-tax adjusted operating income. Full-year pre-tax income totaled $59 million, compared with $23 million in the prior year, and pre-tax adjusted operating income totaled $54 million, compared with $20 million in the prior year, reflecting growth on new and existing business. Net foreign currency fluctuations had a favorable effect of $4 million on pre-tax income and $1 million on pre-tax adjusted operating income.

Reported net premiums of $40 million increased 5% over the year-ago period due to the addition of new business over the past year. Foreign currency exchange rates had a favorable effect of $1 million on net premiums. For the full year, reported net premiums totaled $180 million, increasing 23% over the year-ago period. Foreign currency exchange rates had a favorable effect of $2 million on net premiums for the full year.

Corporate and Other

The Corporate and Other segment’s pre-tax loss for the fourth quarter totaled $1 million, compared with pre-tax losses of $36 million the year before. Pre-tax adjusted operating losses totaled $24 million in the fourth quarter, compared with pre-tax adjusted operating losses of $40 million in the prior-year period. The current-period loss was relatively in line with the average expected run rate. For the full year, pre-tax losses totaled $117 million, compared with pre-tax losses of $145 million, and pre-tax adjusted operating losses totaled $91 million, compared with $123 million in the prior year. The full-year pre-tax adjusted operating loss was less than the average expected run rate, primarily due to lower incentive-based compensation expenses, partially offset by higher interest expense due to the June 2020 senior debt issuance.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.70, payable March 4 to shareholders of record as of February 18.

Earnings Conference Call

A conference call to discuss fourth quarter results will begin at 9 a.m. Eastern Time on Tuesday, February 9. Interested parties may access the call by dialing 800-458-4121 (domestic) or 323-794-2093 (international). The access code is 8046199. A live audio webcast of the conference call will be available on the Company’s Investor Relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call.

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The Company has posted to its website an earnings presentation and a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the Company posts periodic reports, press releases and other useful information on its Investor Relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called adjusted operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that adjusted operating income, on a pre-
tax and after-tax basis, better measures the ongoing profitability and underlying trends of the Company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the Company’s underlying businesses. Additionally, adjusted operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, tax reform and other items that management believes are not indicative of the Company’s ongoing operations. The definition of adjusted operating income can vary by company and is not considered a substitute for GAAP net income.

Book value per share excluding the impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Adjusted operating income per diluted share is a non-GAAP financial measure calculated as adjusted operating income divided by weighted average diluted shares outstanding. Adjusted operating return on equity is a non-GAAP financial measure calculated as adjusted operating income divided by average stockholders’ equity excluding AOCI. Similar to adjusted operating income, management believes these non-GAAP financial measures better reflect the ongoing profitability and underlying trends of the Company’s continuing operations, they also serve as a basis for establishing target levels and awards under RGA’s management incentive programs.

Reconciliations from GAAP net income, book value per share, net income per diluted share and average stockholders’ equity are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Financial Information” section.

About RGA
Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.5 trillion of life reinsurance in force and assets of $84.7 billion as of December 31, 2020. Founded in 1973, RGA today is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri, and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the Company’s website at www.rgare.com.
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Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, among others, statements relating to projections of the future operations, strategies, earnings, revenues, income or loss, ratios, financial performance and growth potential of the Company. Forward-looking statements often contain words and phrases such as “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe” and other similar expressions. Forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements are not a guarantee of future performance and are subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance, and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
The effects of the COVID-19 pandemic and the response thereto on economic conditions, the financial markets and insurance risks, and the resulting effects on the Company’s financial results, liquidity, capital resources, financial metrics, investment portfolio and stock price, could cause actual results and events to differ materially from those expressed or implied by forward-looking statements. Further, any estimates, projections, illustrative scenarios or frameworks used to plan for potential effects of the pandemic are dependent on numerous underlying assumptions and estimates that may not materialize. Additionally, numerous other important factors (whether related to, resulting from or exacerbated by the COVID-19 pandemic or otherwise) could also cause results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: (1) adverse changes in mortality, morbidity, lapsation or claims experience, (2) inadequate risk analysis and underwriting, (3) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital and cost of capital, (4) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (5) the availability and cost of collateral necessary for regulatory reserves and capital, (6) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (7) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (8) the effect of the Company parent’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, (9) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (10) the impairment of other financial institutions and its effect on the Company’s business, (11) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (12) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (13) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (14) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (15) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of U.S. sovereign debt and the credit ratings thereof, (17) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (18) financial performance of the Company’s clients, (19) the threat of
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natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where the Company or its clients do business, (20) competitive factors and competitors’ responses to the Company’s initiatives, (21) development and introduction of new products and distribution opportunities, (22) execution of the Company’s entry into new markets, (23) integration of acquired blocks of business and entities, (24) interruption or failure of the Company’s telecommunication, information technology or other operational systems, or the Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data and intellectual property stored on such systems, (25) adverse litigation or arbitration results, (26) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (27) changes in laws, regulations, and accounting standards applicable to the Company or its business, (28) the effects of the Tax Cuts and Jobs Act of 2017 may be different than expected and (29) other risks and uncertainties described in this document and in the Company’s other filings with the Securities and Exchange Commission (“SEC”).
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect the Company’s business, including those mentioned in this document and described in the periodic reports the Company files with the SEC. These forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update these forward-looking statements, even though the Company’s situation may change in the future. For a discussion of these risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to see Item 1A - “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be supplemented by Item 1A - “Risk Factors” in the Company’s subsequent Quarterly Reports on Form 10-Q.

Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-2068
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Adjusted Operating Income
(Dollars in millions, except per share data)

(Unaudited)	Three Months Ended December 31,
	2020		2019
		Diluted Earnings Per Share		Diluted Earnings Per Share
Net income	$132	$1.94	$235	$3.68
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	9	0.12	25	0.40
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	8	0.12	—	—
Embedded derivatives:
Included in investment related gains/losses, net	(86)	(1.26)	(37)	(0.58)
Included in interest credited	(4)	(0.06)	(8)	(0.13)
DAC offset, net	17	0.25	(3)	(0.05)
Investment (income) loss on unit-linked variable annuities	(11)	(0.16)	—	—
Interest credited on unit-linked variable annuities	11	0.16	—	—
Interest expense on uncertain tax positions	2	0.03	3	0.05
Non-investment derivatives and other	(1)	(0.01)	2	0.03
Uncertain tax positions and other tax related items	4	0.06	2	0.03
Adjusted operating income	$81	$1.19	$219	$3.43

(Unaudited)	Twelve Months Ended December 31,
	2020		2019
		Diluted Earnings Per Share		Diluted Earnings Per Share
Net income	$415	$6.31	$870	$13.62
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	(6)	(0.10)	(43)	(0.68)
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	3	0.05	4	0.06
Embedded derivatives:
Included in investment related gains/losses, net	43	0.65	(13)	(0.20)
Included in interest credited	16	0.24	36	0.56
DAC offset, net	(6)	(0.09)	(25)	(0.39)
Investment (income) loss on unit-linked variable annuities	(9)	(0.14)	(21)	(0.33)
Interest credited on unit-linked variable annuities	9	0.14	21	0.33
Interest expense on uncertain tax positions	9	0.14	14	0.22
Non-investment derivatives and other	1	0.02	2	0.03
Uncertain tax positions and other tax related items	21	0.32	8	0.13
Adjusted operating income	$496	$7.54	$853	$13.35
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Effective Income Tax Rates
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31, 2020
	Pre-tax Income (loss)	Income Taxes	Effective Tax Rate
GAAP income	$168,888	$36,522	21.6%
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	11,931	2,859
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	9,604	2,017
Embedded derivatives:
Included in investment related gains/losses, net	(109,112)	(22,914)
Included in interest credited	(4,250)	(893)
DAC offset, net	20,503	4,305
Investment (income) loss on unit-linked variable annuities	(12,905)	(2,710)
Interest credited on unit-linked variable annuities	12,906	2,710
Interest expense on uncertain tax positions	1,695	356
Non-investment derivatives and other	126	26
Uncertain tax positions and other tax related items	—	(4,083)
Adjusted operating income	$99,386	$18,195	18.3%
Reconciliation of Consolidated Income before Income Taxes to Pre-tax Adjusted Operating Income
(Dollars in millions)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Income before income taxes	$169	$308	$553	$1,132
Reconciliation to pre-tax adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	12	30	(8)	(56)
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	10	—	4	5
Embedded derivatives:
Included in investment related gains/losses, net	(109)	(46)	54	(16)
Included in interest credited	(5)	(10)	20	46
DAC offset, net	21	(4)	(8)	(32)
Investment (income) loss on unit-linked variable annuities	(13)	1	(11)	(26)
Interest credited on unit-linked variable annuities	13	(1)	11	26
Interest expense on uncertain tax positions	2	4	11	18
Non-investment derivatives and other	(1)	2	1	2
Pre-tax adjusted operating income	$99	$284	$627	$1,099
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Income to Pre-tax Adjusted Operating Income
(Dollars in millions)

(Unaudited)	Three Months Ended December 31, 2020
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$(92)	$—		$3		$(89)
Financial Solutions:
Asset-Intensive	96	72	(1)	(98)	(2)	70
Capital Solutions	23	—		—		23
Total U.S. and Latin America	27	72		(95)		4
Canada Traditional	37	(2)		—		35
Canada Financial Solutions	8	—		—		8
Total Canada	45	(2)		—		43
EMEA Traditional	(13)	—		—		(13)
EMEA Financial Solutions	38	3		—		41
Total EMEA	25	3		—		28
Asia Pacific Traditional	25	—		—		25
Asia Pacific Financial Solutions	48	(25)		—		23
Total Asia Pacific	73	(25)		—		48
Corporate and Other	(1)	(23)		—		(24)
Consolidated	$169	$25		$(95)		$99
(1)Asset-Intensive is net of $2 DAC offset.
(2)Asset-Intensive is net of $19 DAC offset.

(Unaudited)	Three Months Ended December 31, 2019
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$85	$—		$(2)		$83
Financial Solutions:
Asset-Intensive	78	60	(1)	(73)	(2)	65
Capital Solutions	26	—		—		26
Total U.S. and Latin America	189	60		(75)		174
Canada Traditional	28	(1)		—		27
Canada Financial Solutions	7	—		—		7
Total Canada	35	(1)		—		34
EMEA Traditional	23	—		—		23
EMEA Financial Solutions	72	1		—		73
Total EMEA	95	1		—		96
Asia Pacific Traditional	12	—		—		12
Asia Pacific Financial Solutions	13	(5)		—		8
Total Asia Pacific	25	(5)		—		20
Corporate and Other	(36)	(4)		—		(40)
Consolidated	$308	$51		$(75)		$284
(1)Asset-Intensive is net of $15 DAC offset.
(2)Asset-Intensive is net of $(19) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Income to Pre-tax Adjusted Operating Income
(Dollars in millions)

(Unaudited)	Twelve Months Ended December 31, 2020
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$(298)	$—		$11		$(287)
Financial Solutions:
Asset-Intensive	201	11	(1)	41	(2)	253
Capital Solutions	94	—		—		94
Total U.S. and Latin America	(3)	11		52		60
Canada Traditional	134	6		—		140
Canada Financial Solutions	21	—		—		21
Total Canada	155	6		—		161
EMEA Traditional	27	—		—		27
EMEA Financial Solutions	258	(16)		—		242
Total EMEA	285	(16)		—		269
Asia Pacific Traditional	174	—		—		174
Asia Pacific Financial Solutions	59	(5)		—		54
Total Asia Pacific	233	(5)		—		228
Corporate and Other	(117)	26		—		(91)
Consolidated	$553	$22		$52		$627
(1)Asset-Intensive is net of $14 DAC offset.
(2)Asset-Intensive is net of $(22) DAC offset.

(Unaudited)	Twelve Months Ended December 31, 2019
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$265	$—		$18		$283
Financial Solutions:
Asset-Intensive	315	(81)	(1)	25	(2)	259
Capital Solutions	83	—		—		83
Total U.S. and Latin America	663	(81)		43		625
Canada Traditional	168	(7)		—		161
Canada Financial Solutions	15	—		—		15
Total Canada	183	(7)		—		176
EMEA Traditional	80	—		—		80
EMEA Financial Solutions	223	(7)		—		216
Total EMEA	303	(7)		—		296
Asia Pacific Traditional	105	—		—		105
Asia Pacific Financial Solutions	23	(3)		—		20
Total Asia Pacific	128	(3)		—		125
Corporate and Other	(145)	22		—		(123)
Consolidated	$1,132	$(76)		$43		$1,099
(1)Asset-Intensive is net of $(45) DAC offset.
(2)Asset-Intensive is net of $13 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In millions, except per share data)

(Unaudited)	Three Months Ended December 31,
	2020	2019
Earnings per share from net income:
Basic earnings per share	$1.95	$3.75
Diluted earnings per share	$1.94	$3.68

Diluted earnings per share from adjusted operating income	$1.19	$3.43
Weighted average number of common and common equivalent shares outstanding	68,378	63,774

(Unaudited)	At December 31,
	2020	2019
Treasury shares	17,354	16,482
Common shares outstanding	67,957	62,656
Book value per share outstanding	$211.19	$185.17
Book value per share outstanding, before impact of AOCI	$132.33	$135.10

Reconciliation of Book Value Per Share to Book Value Per Share Excluding AOCI

(Unaudited)	At December 31,
	2020	2019
Book value per share outstanding	$211.19	$185.17
Less effect of AOCI:
Accumulated currency translation adjustments	(1.02)	(1.46)
Unrealized appreciation of securities	80.94	52.65
Pension and postretirement benefits	(1.06)	(1.12)
Book value per share outstanding, before impact of AOCI	$132.33	$135.10

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Reconciliation of Stockholders' Average Equity to Stockholders' Average Equity Excluding AOCI
(Dollars in millions)

(Unaudited)
Trailing Twelve Months Ended December 31, 2020:	Average Equity
Stockholders' average equity	$12,204
Less effect of AOCI:
Accumulated currency translation adjustments	(153)
Unrealized appreciation of securities	3,771
Pension and postretirement benefits	(75)
Stockholders' average equity, excluding AOCI	$8,661

Reconciliation of Trailing Twelve Months of Consolidated Net Income to Adjusted Operating Income and
Related Return on Equity
(Dollars in millions)

(Unaudited)		Return on Equity
Trailing Twelve Months Ended December 31, 2020:	Income
Net Income	$415	3.4%
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, net	7
Change in fair value of embedded derivatives	59
Deferred acquisition cost offset, net	(6)
Tax expense on uncertain tax positions	21
Adjusted operating income	$496	5.7%
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in millions)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues:
Net premiums	$3,260	$2,986	$11,694	$11,297
Investment income, net of related expenses	682	677	2,575	2,520
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	—	(13)	(21)	(31)
Other investment related gains (losses), net	105	35	(12)	122
Total investment related gains (losses), net	105	22	(33)	91
Other revenue	96	100	360	392
Total revenues	4,143	3,785	14,596	14,300
Benefits and expenses:
Claims and other policy benefits	3,181	2,703	11,075	10,197
Interest credited	175	180	704	697
Policy acquisition costs and other insurance expenses	349	310	1,261	1,204
Other operating expenses	222	234	816	868
Interest expense	44	44	170	173
Collateral finance and securitization expense	3	6	17	29
Total benefits and expenses	3,974	3,477	14,043	13,168
Income before income taxes	169	308	553	1,132
Provision for income taxes	37	73	138	262
Net income	$132	$235	$415	$870
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